UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2008 (October 8, 2008)

SOLERA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33461	20-4552341
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15030 Avenue of Science

San Diego, California 92128

(Address of principal executive offices, including Zip Code)

(858) 724-1600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2009 Annual Incentive Business Plan

On October 8, 2008, the Compensation Committee of the Board of Directors of Solera Holdings, Inc. (the “Company”) approved the 2009 Annual Business Incentive Plan (the “Bonus Plan”). The Bonus Plan is an incentive compensation plan that provides participants with cash bonus payments upon the satisfaction of pre-established performance goals and objectives for the Company’s fiscal year ending June 30, 2009. Any cash bonus payments pursuant to the Bonus Plan are intended to qualify (i) as performance awards under the Company’s 2007 Long Term Equity Incentive Plan, and (ii) for tax deductibility of executive compensation under the transition rule of Section 162(m) of the Internal Revenue Code of 1986, as amended. The individuals eligible for Bonus Plan awards are the Company’s Chief Executive Officer and Chief Financial Officer (the “Executives”).

Bonus payments for Executives are based on the individual participant’s bonus target for the year ending June 30, 2009 and are directly related to (i) the Company’s achievement of financial performance goals set by the Compensation Committee for the performance period and (ii) the individual’s performance measured against the individual’s performance objectives established by the individual and the individual’s supervisor for the performance period. The Bonus Plan formula for each Executive is:

Bonus Payment = Bonus Target x Achievement of Financial Performance Goals

x Discretionary Multiplier

There are two annual financial performance goals applicable to the Bonus Plan: (i) revenue; and (ii) adjusted net income. Based on the level of achievement across the annual financial performance goals, an Executive’s bonus payment ranges from 0% to 150% of the Executive’s bonus target. The Bonus Plan also contains a discretionary multiplier that is established by the Compensation Committee to reward (i) individual performance against the Executive’s individual performance objectives and/or (ii) the Company’s strong performance against the financial performance goals. The discretionary multiplier ranges from -1 to +1.5. Bonus payments under the Bonus Plan are made once a year after the completion of the fiscal year ending June 30, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLERA HOLDINGS, INC.

/s/ Jason Brady
Date: October 14, 2008	Name:	Jason Brady
	Title:	Senior Vice President, General Counsel and Secretary